Exhibit 10.14

July 20, 2023

Richard Carey

Star Alliance International Corp.

2300 West Sahara Avenue

Las Vegas, NV 89102

Dear Richard,

Genesis equipment Update

At your request, I have below updated the results of our Beta-testing of our Genesis equipment.

As you are aware, I have been working on this gold and other mineral extraction system for over ten years developing the process.

Genesis is now an environmentally friendly, close looped system that is also virtually emission free with a high extraction rate, that extracts minerals from ore as small as 0.10 parts per million, in less than 48 hours.

Over the last nine months, we have tested this equipment, making numerous improvements to the equipment. We have eliminated virtually all emissions from the machine, improved the time to complete the extraction process down to as low as twelve hours with some ores and now we are in the process of building a much larger piece of equipment to significantly increase the quantity of ore that can be processed on a daily basis.

We have been testing the Genesis equipment at our family’s mine in Guatemala. The equipment has worked flawlessly, producing approximately 2 grams of gold per ton of ore processed. This extraction of gold is almost 35% more efficient than the results obtained from using the traditional leaching process and this is accomplished in less than 48 hours, as opposed to approximately four months, resulting in a very significant improvement over the traditional heap leaching process. As we have adjusted the reactors to obtain the best extraction rate, we feel that we can now complete the patent submission and once we have filed those patents, we will be ready to have your external team of engineers and geologists inspect the equipment and will provide any technical data required.

We are confident that once the funds are invested, we can start manufacturing equipment for delivery to the many mines that can become viable again using our equipment. Furthermore, we are ready to start placing equipment at tailing sites to extract and clean up these tailing piles that exist worldwide.

I look forward to seeing you and Weverson at our facility in Guatemala in August.

In the interim please send over the extension amendment for signature to allow you the time necessary to complete the financing package.

Yours Sincerely,

Juan Lemus

President

                 /s/ Juan Lemus

Juan Lemus

Director